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                   Bausch & Lomb Incorporated

                           Exhibit 11


      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)


                                  Three Months Ended       Six Months Ended
                                  June 27,   June 28,     June 27,   June 28,
                                    1998        1997         1998       1997

Net Earnings (in millions) (a)      $55.3      $20.3       $32.0       $23.5

Actual outstanding Common
and Class B shares at
beginning of period                55,610     55,527      55,209      55,404

Sum of weighted average
activity of : (1) Common
and Class B shares issued
for stock options (2)
repurchases of Common and
Class B stock and (3)
cancellation of outstanding
stock options                        177         (71)        351          44

Weighted basic shares (b)         55,787      55,456      55,560      55,448

Effect of assumed exercise of
Common stock equivalents             795         315         586         235

Weighted diluted shares           56,582      55,771      56,146      55,683

Basic earnings per share           $0.99       $0.37       $0.58       $0.42

Diluted earnings per share         $0.98       $0.36       $0.57       $0.42
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